[FORM OF]

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE 1933 ACT, OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER HEREOF, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT.

WARRANT TO PURCHASE
COMMON STOCK OF
THE AMERICAN ENERGY GROUP, LTD.

Date of Issuance: May 3, 2006  Warrant No. ______

This certifies that, for value received, THE AMERICAN ENERGY GROUP, LTD., a Nevada corporation (the “Company”), grants ____________________________ or registered assigns (the “Registered Holder”), the right to subscribe for and purchase from the Company, at the Exercise Price (as defined herein), from and after 9:00 a.m. Eastern time on the Exercise Commencement Date (hereinafter defined) and to and including 5:00 p.m., Eastern time on the Expiration Date (hereinafter defined), __________________________________ (_______) shares, as such number of shares may be adjusted from time to time as described herein (the “Warrant Shares”), of the Company’s common stock, par value $.001 per share (the “Common Stock”), subject to the provisions and upon the terms and conditions herein set forth. The “Exercise Price” per share of Common Stock shall be ONE DOLLAR SEVENTY CENTS ($1.70) per share.

Section 1.  Registration. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Records”), in the name of the Registered Holder. The Company may deem and treat the Registered Holder as the absolute owner of this Warrant for the purpose of any exercise hereof or any distribution to the Registered Holder, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

Section 2.  Registration of Transfers and Exchanges.

(a) Subject to Section 11 hereof, the Company shall register the transfer of this Warrant, in whole or in part, upon records to be maintained by the Company for that purpose, upon surrender of this Warrant, with the Form of Assignment attached hereto completed and duly endorsed by the Registered Holder, to the Company at the office specified in or pursuant to Section 3(b). Upon any such registration of transfer, a new Warrant, in substantially the form of this Warrant, evidencing the Common Stock purchase rights so transferred shall be issued to the transferee and a new Warrant, in similar form, evidencing the remaining Common Stock purchase rights not so transferred, if any, shall be issued to the Registered Holder.

(b) This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the office of the Company specified in or pursuant to Section 3(b) hereof, for new Warrants, in substantially the form of this Warrant evidencing, in the aggregate, the right to purchase the number of Warrant Shares which may then be purchased hereunder, each of such new Warrants to be dated the date of such exchange and to represent the right to purchase such number of Warrant Shares as shall be designated by the Registered Holder at the time of such surrender.

Section 3.  Duration and Exercise of this Warrant.

(a) This Warrant shall be exercisable by the Registered Holder as to any or all of the Warrant Shares at any time and from time to time during the period commencing on the Exercise Commencement Date and ending on the Expiration Date. For purposes hereof, the Exercise Commencement Date shall be the date of issuance specified on the first page hereof. For purposes hereof, the Expiration Date shall be May 3, 2011. At 5:00 p.m., Eastern time, on the Expiration Date, this Warrant, to the extent not previously exercised, shall become void and of no further force or effect.

(b) Subject to Sections 4, and 11(a) hereof, upon exercise or surrender of this Warrant, with the Form of Election to Purchase attached hereto completed and duly endorsed by the Registered Holder, to the Company and delivered to the Company’s designated brokerage firm for warrant exercise and processing as described in the Warrant Exercise Policy on file at the Company offices at 120 Post Road West, Suite 202, Westport, Connecticut 06880, Attention: President, or at such other address as the Company may specify in writing to the Registered Holder, and upon payment of the Exercise Price multiplied by the number of Warrant Shares then to be issued upon exercise of this Warrant in lawful money of the United States of America, all as specified by the Registered Holder in the Form of Election to Purchase, the Company shall promptly issue and cause to be delivered to or upon the written order of the Registered Holder, and in such name or names as the Registered Holder may designate, a certificate for the Warrant Shares to be issued upon such exercise. Any person so designated in the Form of Election to Purchase, duly endorsed by the Registered Holder, as the person to be named on the certificates for the Warrant Shares, shall be deemed to have become holder of record of such Warrant Shares, evidenced by such certificates, as of the Date of Exercise (as hereinafter defined) of such Warrant.

(c) The Registered Holder may pay the applicable Exercise Price pursuant to Section 3(b), at the option of the Registered Holder, by cashier’s or certified bank check payable to the Company or by wire transfer of immediately available funds to the account which shall be indicated in writing by the Company to the Registered Holder in an amount equal to the product of the Exercise Price multiplied by the number of Warrant Shares being purchased upon such exercise (the “Aggregate Exercise Price”).

(d) The “Date of Exercise” of any Warrant means the date on which the Company shall have received (i) this Warrant, with the Form of Election to Purchase attached hereto appropriately completed and duly endorsed, and (ii) payment of the Aggregate Exercise Price as provided herein.

(e) This Warrant shall be exercisable either as an entirety or, from time to time, for part only of the number of Warrant Shares which are issuable hereunder. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the certificates for the Warrant Shares issued pursuant to such exercise, deliver to the Registered Holder a new Warrant evidencing the rights to purchase the remaining Warrant Shares, which Warrant shall be substantially in the form of this Warrant.

(f) The Company may, by written notice to the Holder of the Warrant, appoint a transfer agent for the purpose of issuing Common Stock (or other securities) on the exercise of this Warrant, exchanging this Warrant, and replacing this Warrant, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such Warrant Agent.

Section 4.  Payment of Taxes and Expenses.

(a)  The Company will pay all expenses and taxes (other than any federal or state income tax or similar obligations of the Registered Holder) and other governmental charges attributable to the preparation, execution, issuance and delivery of this Warrant, any new Warrant and the Warrant Shares; provided, however, that the Company shall not be required to pay any tax in respect of the transfer of this Warrant or the Warrant Shares, or the issuance or delivery of certificates for Warrant Shares upon the exercise of this Warrant, to a person or entity other than a Registered Holder or an Affiliate (as hereinafter defined) of such Registered Holder.

(b) An “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity.

Section 5.  Mutilated or Missing Warrant Certificate. If this Warrant shall be mutilated, lost, stolen or destroyed, upon request by the Registered Holder, the Company will issue, in exchange for and upon cancellation of the mutilated Warrant, or in substitution for the lost, stolen or destroyed Warrant, a new Warrant, in substantially the form of this Warrant, of like tenor, but, in the case of loss, theft or destruction, only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of this Warrant and, if requested by the Company, indemnity also reasonably satisfactory to it.

Section 6.  Reservation, Listing and Issuance of Warrant Shares.

(a) The Company will at all times have authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon the exercise of the rights represented by this Warrant, the number of Warrant Shares deliverable upon exercise of this Warrant. The Company will, at its expense, cause such shares to be included in or listed on (subject to issuance or notice of issuance of Warrant Shares) all markets or stock exchanges in or on which the Common Stock is included or listed not later than the date on which the Common Stock is first included or listed on any such market or exchange and will thereafter maintain such inclusion or listing of all shares of Common Stock from time to time issuable upon exercise of this Warrant.

(b) Before taking any action which could cause an adjustment pursuant to Section 7 hereof reducing the Exercise Price below the par value of the Warrant Shares, the Company will take any corporate action which may be necessary in order that the Company may validly and legally issue at the Exercise Price, as so adjusted, Warrant Shares that are fully paid and non-assessable.

(c) The Company covenants that all Warrant Shares will, upon issuance in accordance with the terms of this Warrant, be (i) duly authorized, fully paid and nonassessable, and (ii) free from all taxes with respect to the issuance thereof and from all liens, charges and security interests.

Section 7.  Adjustment of Number of Warrant Shares. The number of Warrant Shares to be purchased upon exercise hereof is subject to change or adjustment from time to time as hereinafter provided:

(a) Stock Dividends; Subdivisions and Combinations of Common Stock. In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Purchase Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Purchase Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 7(A). The number of shares of Common Stock that the Holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 7(a)) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section 7(a)) be in effect, and (b) the denominator is the Exercise Price in effect on the date of such exercise.

(b) Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, etc. In the event that the Company (i) consolidates with or merges into any other corporation and is not the continuing or surviving corporation of such consolidation of merger, or (ii) consolidates with or merges any other corporation into the Company and the Company is the continuing or surviving corporation but, in connection with such consolidation or merger, the Common Stock is changed into or exchanged for stock or other securities of any other corporation or cash or any other assets, or (iii) transfers all or substantially all of its properties and assets to any other corporation, or (iv) effects a capital reorganization or reclassification of the capital stock of the Company in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash and/or assets with respect to or in exchange for Common Stock, then, and in each such case, proper provision shall be made so that, upon the basis and upon the terms and in the manner provided in this subsection (f), the Registered Holder, upon the exercise of this Warrant at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, shall be entitled to receive (at the aggregate Exercise Price in effect for all shares of Common Stock issuable upon such exercise immediately prior to such consummation as adjusted to the time of such transaction), in lieu of shares of Common Stock issuable upon such exercise prior to such consummation, the stock and other securities, cash and/or assets to which such holder would have been entitled upon such consummation if the Registered Holder had so exercised this Warrant immediately prior thereto (subject to adjustments subsequent to such corporate action as nearly equivalent as possible to the adjustments provided for in this Section).

(c) Share Issuance at Less Than Exercise Price. In the event that the Company shall issue any Common Stock or any security, debt instrument, warrant, right or option to purchase Common Stock prior to the complete exercise of this Warrant for a consideration less than the Exercise Price, as may be adjusted from time to time pursuant to Sections 7(a), 7(b) or 7(c) hereof, then and thereafter successively upon each such issue, the Exercise Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security or debt instrument of the Company carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Exercise Price upon the issuance of the above-described security, debt instrument, warrant, right, or option. This Section 7(c) shall not apply to issuances to employees, directors or consultants under a stock incentive or bonus plan whether or not such plan is covered by an effective registration statement on Form S-8.

 (d) Notice of Adjustment. Upon any adjustment of the Exercise Price, then and in each case the Company shall promptly deliver a notice to the Registered Holder and either (i) a certificate of the chief financial officer of the Company or (ii) upon the request of the Registered Holder, the opinion of a firm of independent certified public accountants (which may be the regular auditors of the Company) of recognized national standing selected by the Board of Directors, which notice or opinion shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(e) Other Notices. In case at any time:

(i) the Company shall declare any cash dividend on its Common Stock;

(ii) the Company shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock;

(iii) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(iv) the Company shall authorize the distribution to all holders of its Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of earnings or earned surplus or dividends payable in Common Stock);

(v) there shall be any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation (other than a subsidiary of the Company in which the Company is the surviving or continuing corporation and no change occurs in the Company’s Common Stock), or sale of all or substantially all of its assets to another corporation;

(vi)  there shall be a voluntary or involuntary dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, or winding up of the Company;

then, in any one or more of said cases the Company shall give written notice, addressed to the Registered Holder at the address of such Registered Holder as shown on the books of the Company, of (1) the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or (2) the date (or, if not then known, a reasonable approximation thereof by the Company) on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, winding up or other action, as the case may be, shall take place. Such notice shall also specify (or, if not then known, reasonably approximate) the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, winding up, or other action, as the case may be. Such written notice shall be given at least thirty (30) days prior to the action in question and not less than thirty (30) days prior to the record date or the date on which the Company’s transfer books are closed in respect thereto. Such notice shall also state that the action in question or the record date is subject to the effectiveness of a registration statement under the 1933 Act, or to a favorable vote of stockholders, if either is required.

Section 8. Certain Dividends and Distributions. In the event that the Company shall at any time prior to the exercise of this Warrant declare a dividend or otherwise distribute to its stockholders any monies, assets, property, rights, evidences of indebtedness, securities (other than shares of Common Stock), whether issued by the Company or by another person or entity, or any other thing of value, the Registered Holder shall thereafter be entitled, in addition to the shares of Common Stock receivable upon the exercise of the Warrant, to receive, upon the exercise of the Warrant, the same monies, property, assets, rights, evidences of indebtedness, securities or any other thing of value that the Registered Holder would have been entitled to receive at the time of such dividend or distribution had the Registered Holder been an owner of record of the shares of Common Stock into which the Warrant is then being exercised as of the record date or other date of determination for such dividend or distribution and an appropriate provision (which provision may include without limitation, the establishment of an escrow agreement in favor of the Registered Holder in which the portion of the dividend or distribution attributable to such warrants is held) shall be made a part of any such dividend or distribution. Notwithstanding any provision herein to the contrary, no adjustment under this Section 8 shall be made with respect to any cash dividend or distribution payable solely out of current or retained earnings of the Company.

Section 9.  No Rights or Liabilities as a Stockholder. The Registered Holder shall not be entitled to vote or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, the rights of a stockholder of the Company or the right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or give or withhold consent to any corporate action or to receive notice of meetings or other actions affecting stockholders (except as provided herein), or to receive dividends or subscription rights or otherwise, until the Date of Exercise shall have occurred. No provision of this Warrant, in the absence of affirmative action by the Registered Holder hereof to purchase shares of Common Stock, and no mere enumeration herein of the rights and privileges of the Registered Holder, shall give rise to any liability of such holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Section 10.  Fractional Warrant Shares. The Company shall not be required to issue fractions of Warrant Shares upon exercise of the Warrant or to distribute certificates which evidence fractional Warrant Shares. If any fraction of a Warrant Share would, except for the provisions of this Section 10, be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall pay to the Registered Holder an amount in cash equal to the Market Price as of the Exercise Date, multiplied by such fraction.

Section 11.  Transfer Restrictions; Registration of the Warrant and Warrant Shares.

(a) Neither the Warrant nor the Warrant Shares have been registered under the 1933 Act. The Registered Holder, by acceptance hereof, represents that it is acquiring this Warrant to be issued to it for its own account and not with a view to the distribution thereof, and agrees not to sell, transfer, pledge or hypothecate this Warrant, any purchase rights evidenced hereby or any Warrant Shares unless a registration statement is effective for this Warrant or the Warrant Shares under the 1933 Act or in the opinion of such Registered Holder’s counsel reasonably satisfactory to the Company, a copy of which opinion shall be delivered to the Company, such transaction is exempt from the registration requirements of the 1933 Act.

(b) Subject to the provisions of the following paragraph of this Section 11, each Certificate for Warrant Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE 1933 ACT, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER HEREOF, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT.

(c) The restrictions and requirements set forth in the foregoing paragraph shall apply with respect to Warrant Shares unless and until such Warrant Shares are sold or otherwise transferred pursuant to an effective registration statement under the 1933 Act or are otherwise no longer subject to the restrictions of the 1933 Act, at which time the Company agrees to promptly cause such restrictive legends to be removed and stop transfer restrictions applicable to such Warrant Shares to be rescinded.

(d) The Company will use its best efforts to comply with the reporting requirements of Section 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (whether or not it shall be required to do so pursuant to such Sections) and will use its best efforts to comply with all other public information reporting requirements of the Securities and Exchange Commission (including, without limitation, Securities and Exchange Commission (“SEC”) Rule 144 promulgated under the 1933 Act) from time to time in effect and relating to the availability of an exemption from the 1933 Act for sale of restricted securities. The Company also will cooperate with the Registered Holder and with each holder of any Warrant Shares in supplying such information as may be necessary for any such holders to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption from the 1933 Act for the sale of restricted securities.

Section 12. Company Redemption Rights. In the event that the Company’s stock price has a closing bid price at or above $2.50 per share, subject to adjustment as set forth in the Warrant, for twenty (20) consecutive Trading Days, the Company may, after providing the Holder thirty (30) written notice (the “Redemption Notice”), redeem the outstanding Warrants unless the Holder, upon receipt of the Redemption Notice, exercises his/her/its Warrant rights and pays in full the Exercise Price, as adjusted in Section 7 hereof, if applicable. If the Holder fails to timely pay the amount set forth in the Redemption Notice, the Company’s sole remedy shall be to cancel a corresponding amount of this Warrant. Unless otherwise agreed to by the Holder of this Warrant, a Redemption Notice must be given to all Warrant holders who receive Warrants similar to this Warrant (in terms of Exercise Price and other principal terms) issued on or about the same Date of Issuance as this Warrant, in proportion to the amounts of Common Stock which may be purchased by the respective holders in accordance with the respective Warrants held by each.

Section 13. Notices. All notices, requests, demands and other communications relating to this Warrant shall be in writing and shall be deemed to have been duly given if delivered personally or sent by United States certified or registered first-class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses or at such other address as any party hereto shall hereafter specify by notice to the other party hereto:

(a) If to the Registered Holder of this Warrant or the holder of the Warrant Shares, addressed to the address of such Registered Holder or holder as set forth on books of the Company, or otherwise furnished by the Registered Holder or holder to the Company.

(b) If to the Company, addressed to:

The American Energy Group, Ltd.
120 Post Road West, Suite 202
Westport, Connecticut 06880
Attn: President

Section 14. Binding Effect. This Warrant shall be binding upon and inure to the sole and exclusive benefit of the Company, its successors and assigns, and the holder or holders from time to time of this Warrant and the Warrant Shares.

Section 15. Survival of Rights and Duties. This Warrant shall terminate and be of no further force and effect on the earlier of (i) 5:00 p.m., Eastern time, on the Expiration Date and (ii) the date on which this Warrant and all purchase rights evidenced hereby have been exercised, except that the provisions of Sections 4, 6(c) 11 and 12 hereof shall continue in full force and effect after such termination date.

Section 16. Governing Law. This Warrant shall be construed in accordance with and governed by the laws of the State of Nevada.

Section 17. Section Headings. The Section headings in this Warrant are for purposes of convenience only and shall not constitute a part hereof.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed under its corporate seal by its officers thereunto duly authorized as of the date hereof.

SIGNATURES APPEAR ON FOLLOWING PAGE

THE AMERICAN ENERGY GROUP, LTD.

By:
Pierce Onthank, President and CEO

FORM OF ELECTION TO PURCHASE

(To Be Executed Upon Exercise of this Warrant)

To The American Energy Group, Ltd.:

The undersigned, the record holder of this Warrant (Warrant No. _____), hereby irrevocably elects to exercise the right, represented by this Warrant, to purchase ___________ of the Warrant Shares and herewith tenders payment for such Warrant Shares to the order of The American Energy Group, Ltd. of $_________ representing the full purchase price for such shares at the price per share provided for in such Warrant and the delivery of any applicable taxes payable by the undersigned pursuant to such Warrant.

The undersigned requests that certificates for such shares be issued in the name of:

(Please print name and address)	Social Security or Tax Identification No.

In the event that not all of the purchase rights represented by the Warrant are exercised, a new Warrant, substantially identical to the attached Warrant, representing the rights formerly represented by the attached Warrant which have not been exercised, shall be issued in the name of and delivered to:

(Please print name and address)	Social Security or Tax Identification No.

Dated: ________________	Name of Holder (Print):

By:
(Name):
(Please print name and address)	(Title):

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, _______________________ hereby sells, assigns and transfers to each assignee set forth below all of the rights of the undersigned under the attached Warrant (Warrant No. _____) with respect to the number of shares of Common Stock covered thereby set forth opposite the name of such assignee unto:

Name of Assignee	Address	Number of Shares of
Common Stock

If the total of said purchase rights represented by the Warrant shall not be assigned, the undersigned requests that a new Warrant Certificate evidencing the purchase rights not so assigned be issued in the name of and delivered to the undersigned.

Dated: ________________	Name of Holder (Print):

By:
(Name):
(Please print name and address)	(Title):